Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2011 (this “Agreement”), among Graham Packaging Company Inc., a Delaware corporation (the “Company”), Graham Packaging Holdings Company, a Pennsylvania limited partnership (“Holdings”), BCP/Graham Holdings L.L.C. (“BCP”), a Delaware limited liability company and the sole general partner of Holdings (solely for purposes of Section 3.07) and GPC Merger LLC, a Delaware limited liability company (“Newco”).

RECITALS

WHEREAS, the Company entered into an Agreement and Plan of Merger (the “Company Merger Agreement”), dated as of June 17, 2011, with Reynolds Group Holdings Limited, a company organized under the laws of New Zealand, and Bucephalas Acquisition Corp., a Delaware corporation (“Sub”), pursuant to which Sub will merge with and into the Company (the “Company Merger”);

WHEREAS, on the date of the Company Merger Agreement, the Company, Holdings and BCP entered into an Agreement and Plan of Merger (“Original Holdings Merger Agreement”);

WHEREAS, the parties hereto wish to amend and restate the Original Holdings Merger Agreement in its entirety;

WHEREAS, prior to the date hereof, the Company formed GPC Holdings LLC, a Delaware limited liability company (“GPC Holdings”) and Newco;

WHEREAS, the Company is the sole member of GPC Holdings;

WHEREAS, GPC Holdings is the sole member of Newco;

WHEREAS, Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and Section 8545(c) of the Revised Uniform Limited Partnership Act of the State of Pennsylvania (the “Pennsylvania Act”) authorize the merger of a Delaware limited liability company with and into a Pennsylvania limited partnership; and

WHEREAS, in connection with, and immediately prior to, the Company Merger, Newco desires to merge with and into Holdings (the “Holdings Merger”).

NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the Pennsylvania Act, Newco shall be merged with and into Holdings, with Holdings surviving the merger (the “Holdings Merger”). As a result of the Holdings Merger, the separate limited liability company existence of Newco shall cease and Holdings shall continue as the surviving entity in the Holdings Merger (the “Surviving Limited Partnership”).

SECTION 1.02. Effective Time. Subject to the provisions of this Agreement, immediately prior to the effective time of the Company Merger, the parties shall cause the Holdings Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Pennsylvania (the “Certificates of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DLLCA and the Pennsylvania Act, and shall make all other filings or recordings required under the DLLCA and the Pennsylvania Act in connection with the Holdings Merger. The Holdings Merger shall become effective upon the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Pennsylvania or at such later time as the Company, Newco and Holdings shall agree and shall specify in the Certificates of Merger (the time the Holdings Merger becomes effective being hereinafter referred to as the “Effective Time”). For the avoidance of doubt, the Company shall not be required to consummate the Holdings Merger if it has not received the certificate contemplated by Section 5.16 of the Company Merger Agreement.

SECTION 1.03. Effects of the Merger. The Holdings Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA and the Pennsylvania Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of Newco and Holdings shall vest in the Surviving Limited Partnership and all debts, liabilities and duties of Newco and Holdings shall become the debts, liabilities and duties of the Surviving Limited Partnership.

SECTION 1.04. Organizational Documents. The certificate of limited partnership of Holdings in effect immediately prior to the Effective Time shall be the certificate of limited partnership of the Surviving Limited Partnership until thereafter amended in accordance with its terms. At the Effective Time, the limited partnership agreement of Holdings, as amended and restated and attached hereto as Exhibit A (the “Amended and Restated LPA”), shall be the limited partnership agreement of the Surviving Limited Partnership.

SECTION 1.05. General Partner of the Surviving Limited Partnership. The general partner of Holdings immediately prior to the Effective Time shall be the general partner of the Surviving Limited Partnership until removed or replaced in accordance with applicable law.

SECTION 1.06. Effect of the Holdings Merger on Equity Interests. At the Effective Time of the Holdings Merger, by virtue of the Holdings Merger and without any action on the part of any holder of any equity interests of Newco (“Newco Interests”), or any partnership interests of Holdings (each, a “Partnership Unit”):

(a) Each Newco Interest outstanding immediately prior to the Effective Time shall be exchanged for Partnership Units in the Surviving Limited Partnership as reflected in the Amended and Restated LPA.

(b) Each issued and outstanding Partnership Unit outstanding immediately prior to Effective Time that is held by the Company or by BCP/Graham Holdings L.L.C. shall be exchanged for Partnership Units in the Surviving Limited Partnership as reflected in the Amended and Restated LPA.

(c) Each issued and outstanding Partnership Unit of Holdings outstanding immediately prior to the Effective Time that is held by any person other than the Company or BCP/Graham Holdings L.L.C. shall be converted into the right to receive in cash the amount, without interest, that such person would be entitled to receive in exchange for one share of Company Common Stock (as defined in the Company Merger Agreement) pursuant to Section 2.01(c)(i) of the Company Merger Agreement (the “Consideration”).

(d) The Consideration shall be adjusted accordingly and equitably if there is: (1) any subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the Partnership Units that is not accompanied by an identical subdivision or combination of the shares of Company Common Stock; or (2) any subdivision (by split, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the shares of Company Common Stock that is not accompanied by an identical subdivision or combination of the Partnership Units.

SECTION 1.07. Holdings Stock Options. Prior to the Effective Time, Holdings shall take all such actions as may be required to cause each outstanding Holdings Stock Option (as defined in the Company Merger Agreement) to fully vest. At the Effective Time, each Holdings Stock Option, whether or not exercisable at the Effective Time, will be cancelled and converted into the right to receive an amount of cash (rounded to the nearest cent), without interest, equal to the product of (X) the excess, if any, of the Consideration over the exercise price per Partnership Unit of each such Holdings Stock Option, multiplied by (Y) the number of Partnership Units covered by such Holdings Stock Option, provided that any Holdings Stock Option that fails to become vested or exercisable by its terms after giving effect to any forfeiture provision contained in the applicable option agreement by reason of the failure to meet the performance targets set forth in such option agreement based upon the multiple of invested capital the Blackstone Entities (as defined in the Company Merger Agreement) achieve in the transaction shall be cancelled for no payment, and the Company and Holdings shall take all such actions as may be required to cause such cancellation for no payment. Any payments to be made pursuant to this Section 1.07 shall be subject to and reduced by the amount of any withholding that is required under any applicable provision of federal, state, local or foreign law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid. The provisions of Section 1.06(d) shall apply mutatis mutandis to this Section 1.07.

ARTICLE II

TERMINATION

SECTION 2.01. Termination. This Agreement shall automatically terminate upon the termination of the Company Merger Agreement.

SECTION 2.02. Effect of Termination. If this Agreement is terminated pursuant to Section 2.01, this Agreement shall become void and of no effect with no liability on the part of either party hereto.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. Amendments. Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by Newco, the Company and by Holdings, subject to Section 8546(b) of the Pennsylvania Act.

SECTION 3.02. Entire Agreement; Third Party Beneficiaries. This Agreement and the Company Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to and does not confer upon any person other than the parties hereto any legal or equitable rights or remedies, except that the provisions of Section 1.06(c) and Section 1.07 shall be enforceable by the intended beneficiaries thereof following the Effective Time.

SECTION 3.03. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 3.04. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 3.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 3.06. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

SECTION 3.07. Consent of Partners. Each of BCP/Graham Holdings L.L.C., as the sole general partner of Holdings, and the Company, as the holder of a majority of the Partnership Units, hereby consents to the Holdings Merger and the other transactions contemplated hereby.

SECTION 3.08. Effect on Original Holdings Merger Agreement. The parties agree that this Agreement amends and restates the Original Holdings Merger Agreement in its entirety and upon execution and delivery of this Agreement by the parties hereto the Original Holdings Merger Agreement shall cease to have any force or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GRAHAM PACKAGING COMPANY INC.

By:	/s/	David W. Bullock

	Name:	David W. Bullock
	Title:	Chief Financial Officer

GRAHAM PACKAGING HOLDINGS COMPANY

By:	BCP/Graham Holdings L.L.C., its general partner

By:	/s/	David W. Bullock

	Name:	David W. Bullock
	Title:	Assistant Treasurer

BCP/GRAHAM HOLDINGS L.L.C. (solely for purposes of Section 3.07)

By:	/s/	David W. Bullock

	Name:	David W. Bullock
	Title:	Assistant Treasurer

GPC MERGER LLC

By:	/s/	David W. Bullock

	Name:	David W. Bullock
	Title:	Chief Financial Officer

Signature Page to Holdings Merger Agreement